United States
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g)
                  of the Securities Exchange Act of 1934 or
       Suspension of Duty to File Reports under Sections 13 and 15(d)
                   of the Securities Exchange Act of 1934


                                           Commission File Number: 01-13465
                                                                   --------

                           Falmouth Bancorp, Inc.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)


    20 Davis Straits, Falmouth, Massachusetts, 02540 tel. (508) 548-3500
    --------------------------------------------------------------------
             (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                              executive office)

                   Common Stock, $.01 par value per share
          --------------------------------------------------------
          (Title of each class of securities covered by this Form)


                                    None
         ----------------------------------------------------------
            (Title of all other classes of securities for which a
         duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(i)   [X]
      Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)  [ ]
                                       Rule 15d-6            [ ]


Approximate number of holders of record as of the certification or notice date: 0


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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Falmouth Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       FALMOUTH BANCORP, INC.



                                       By: /s/ Santo P. Pasqualucci
                                           --------------------------------
                                       Name: Santo P. Pasqualucci
                                       Title: President and Chief Executive
                                               Officer

Date:  July 16, 2004


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